Exhibit 4.6

AMENDMENT TO AMENDED,
RESTATED AND CONSOLIDATED LOAN AGREEMENT

        This AMENDMENT TO AMENDED, RESTATED AND CONSOLIDATED LOAN AGREEMENT (this “Amendment”), dated as of March 30, 2005 is made and entered into by and among WACHOVIA BANK, NATIONAL ASSOCIATION, with an office at Broad and Walnut Streets, Philadelphia, Pennsylvania 19109 (the “Lender”), SELAS CORPORATION OF AMERICA, a Pennsylvania business corporation with offices located at c/o 1260 Red Fox Road, Arden Hills, Minnesota 55112 (the “Borrower”), RESISTANCE TECHNOLOGY, INC., a Minnesota business corporation with offices located at 1260 Red Fox Road, Arden Hills, Minnesota 55112 (“RTI”), and RTI ELECTRONICS, INC., a Delaware corporation with offices located at 1800 Via Burton Street, Anaheim, California 92806 (“RTI Electronics;” together with RTI, the “Guarantors”).

BACKGROUND

        A.        The Borrower, the Guarantors and the Lender are parties to that certain Amended, Restated and Consolidated Loan Agreement dated as of March 18, 2004 (together with all schedules and exhibits thereto, the “Loan Agreement”) pursuant to which the Lender made available to the Borrower a revolving credit facility and a term loan facility.

        B.        In connection with the Loan Agreement, the Borrower, the Guarantors and the Lender are also parties to other various agreements, instruments, and documents. Such other agreements, instruments and documents (together with the Loan Agreement, the “Loan Documents”) include, without limitation, the following:

                    1.        That certain Amended, Restated and Consolidated Term Loan Note dated March 18, 2004 in the principal amount of $5,508,469.92 by the Borrower in favor of the Lender;

                    2.        That certain Amended and Restated Revolving Credit Note dated March 18, 2004 in the maximum principal amount of $4,500,000.00 by the Borrower in favor of the Lender;

                    3.        That certain Amended, Restated and Consolidated Guaranty dated March 18, 2004 by the Guarantors in favor of the Lender;

                    4.        That certain Amended and Restated Security Agreement dated March 18, 2004 by the Borrower in favor of the Lender (the “Borrower Security Agreement”);

                    5.        That certain Amended and Restated Security Agreement dated March 18, 2004 by the Guarantors in favor of the Lender (the “Guarantors’ Security Agreement;” together with the Borrower Security Agreement, the “Security Agreements”);

                  6.        That certain Patent and Trademark Security Agreement dated March 18, 2004 by the Borrower in favor of the Lender (the “Borrower IP Security Agreement”);

                  7.        That certain Amended and Restated Patent and Trademark Security Agreement dated March 18, 2004 by RTI in favor of the Lender (the “RTI IP Security Agreement;” together with the Borrower IP Security Agreement, the “IP Security Agreements”);

                  8.        That certain Amended and Restated Pledge Agreement dated March 18, 2004 by the Borrower in favor of the Lender (the “Pledge Agreement”);

                  9.        That certain Fourth Amendment to First Mortgage and Security Agreement dated March 18, 2004 by RTI in favor of the Lender (the “RTI Mortgage”); and

                  10.        Various Uniform Commercial Code financing statements and Patent and Trademark Office filings, which statements and filings have been duly recorded in the appropriate governmental offices.

        C.        Certain Events of Default have occurred and are continuing under the Loan Agreement as a result of (i) the Borrower failing to deliver or causing to be delivered to the Lender certain Landlord Waivers; (ii) the Consolidated Tangible Capital Funds failing to reach the minimum level required pursuant to Section 7.2(a) of the Loan Agreement, measured as of December 31, 2004; (iii) the ratio of Consolidated Total Liabilities and Contingent Liabilities to Consolidated Tangible Capital Funds exceeding the maximum level permitted pursuant to Section 7.2(b) of the Loan Agreement, measured as of December 31, 2004; and (iv) the Consolidated Fixed Charge Coverage Ratio failing to reach the minimum level required pursuant to Section 7.2(d) of the Loan Agreement, measured as of December 31, 2004 (all of the foregoing being collectively referred to herein as the “Existing Defaults”).

        D.        The Loan Agreement is scheduled to expire by its terms on April 1, 2005.

        E.        The Borrower and the Guarantors (collectively, the “Loan Parties”) have requested that the Lender restructure and amend the obligations under the Loan Documents. In connection therewith, the Lender and the Loan Parties wish to amend the terms and conditions of the Loan Documents pursuant to the terms hereof.

        All capitalized terms contained herein which are not otherwise defined shall have the definitions set forth in the Loan Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and incorporating the Background by reference herein, the parties hereto, intending to be legally bound hereby, agree to amend the Loan Documents as herein stated.

ARTICLE 1
EFFECT OF AGREEMENT; ACKNOWLEDGMENTS

        1.1        Effect of Amendment Documents. This Amendment and the other agreements, instruments and documents executed in connection with this Amendment (collectively, the “Amendment Documents”) are intended to amend the Loan Documents as of the date of this Amendment and, in the event that there exists any inconsistency between the Loan Documents and the Amendment Documents, the terms contained in the Amendment Documents shall govern (except as expressly provided herein). Each and every reference herein to the Loan Agreement and the other Loan Documents is to the Loan Agreement and the Loan Documents as amended by the Amendment Documents and hereinafter, the Loan Documents shall be deemed to include the Amendment Documents.

        1.2        Existing Defaults. Subject to the provisions hereof, the Lender hereby waives the Existing Defaults. Notwithstanding the foregoing, the Lender’s waiver of the Existing Defaults, or any communication between or among the Lender and the Loan Parties, or each of their respective officers, agents, employees or representatives, shall not be deemed to constitute a waiver of (a) any default or Event of Default, whether now existing or hereinafter arising, under the Loan Agreement or any of the Loan Documents other than the Existing Defaults or any other default waived by the Lender in writing; (b) the ongoing obligation of the Loan Parties to comply with the Loan Agreement and the other Loan Documents; and (c) any rights or remedies which the Lender has against any Loan Party under the Loan Documents and/or applicable law, with respect to any default or Event of Default, other than rights and remedies which directly result from the occurrence and existence of the Existing Defaults. The Lender hereby reserves and preserves all of its rights and remedies against the Loan Parties under the Loan Documents and applicable law, other than the right to declare an Event of Default or exercise remedies based upon the occurrence and existence of the Existing Defaults or any other default waived by the Lender in writing.

       1.3        Acknowledgment of Loan Documents; Waiver of Claims. To induce the Lender to enter into this Amendment, each of the Loan Parties acknowledges, agrees, warrants, and represents that (a) the Loan Documents are valid and enforceable against, and all of the terms and conditions of the Loan Documents are binding on, the Loan Parties; (b) the liens and security interests granted to the Lender pursuant to the Loan Documents are valid, legal, binding, first priority liens and security interests; (c) the liens and security interests granted to the Lender pursuant to the Loan Documents secure the full payment and performance by the Loan Parties of their obligations under the Loan Documents; and (d) the Loan Parties hereby waive any and all defenses, set-offs and counterclaims which they may have or claim to have against the Lender with respect to the Obligations as of the date hereof.

        1.4        Reaffirmation of Security Interests. To the extent each is a party thereto, each of the Loan Parties hereby reaffirms its prior grant and conveyance to the Lender of a continuing security interest in, lien on and charge against the collateral which is the subject of the Security Agreements, IP Security Agreements, Pledge Agreement and the RTI Mortgage. The Loan Parties

agree to execute and deliver to the Lender such additional documentation as is reasonably necessary or appropriate to achieve the purpose of this Section of the Amendment.

        1.5        Adequate Representation. Each of the Loan Parties has been represented by legal counsel of its choice, understands and is fully aware of the terms contained in this Amendment and has voluntarily, without coercion or duress of any kind, entered into this Amendment and the other Amendment Documents.

ARTICLE 2
AMENDMENTS TO LOAN DOCUMENTS

        2.1        The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

““Amendment” shall mean that certain Amendment to Amended, Restated and Consolidated Loan Agreement dated as of March 30, 2005 by and among Lender, Borrower, RTI and RTI Electronics, pursuant to which certain terms and provisions of this Agreement have been amended and/or modified.”

““Amendment Closing” shall mean the execution and delivery to the Lender of all of the documents and instruments required by the terms of the Amendment, the closing of the transactions contemplated by the Amendment and the satisfaction of all conditions precedent required by the terms of the Amendment.”

““Amendment Closing Date” shall mean the date on which the Amendment Closing shall occur.”

““Appraisal of Real Estate” shall mean a current appraisal of the Minnesota Property prepared for the Lender and satisfactory to the Lender in its sole and absolute discretion.”

““Appraisal of M&E” shall mean a current appraisal of the machinery and equipment owned by the Borrower, which appraisal is prepared for the Lender and is satisfactory to the Lender in its sole and absolute discretion.”

““Borrowing Base” shall mean at any time, a dollar amount equal to the sum of the following amounts as they exist at that time: (a) eighty percent (80%) of the market value of the Minnesota Property as stated in the Appraisal of Real Estate; (b) seventy-five percent (75%) of the orderly liquidation value of machinery and equipment as stated in the Appraisal of M&E; (c) seventy-five percent (75%) of Eligible Accounts; and (e) forty percent (40%) of Eligible Inventory.”

““Closing” shall mean the execution and delivery to the Lender of all of the documents and instruments required by the terms of this Agreement, the closing of the transactions contemplated by this Agreement and the satisfaction of all conditions precedent required by the terms of this Agreement.”

““Fixed Charge Coverage Ratio” shall mean, as of the date of determination, with respect to the most recently ended fiscal quarter of the applicable entity, the ratio of (a) the sum of EBITDA for such Rolling Period, to (b) the sum of principal and interest payments made on Funded Debt (excluding any mandatory principal prepayments) and dividends paid during such Rolling Period, in each case as defined in accordance with GAAP.”

““Revolving Commitment” shall mean (i) $4,500,000 from the Amendment Closing Date until the effective date of any sale, transfer or other disposition of the Borrower’s business line known as the “Burners & Components Business,” and (ii) $4,000,000 from the effective date of any sale, transfer or other disposition of the Burners & Components Business until the Revolving Loan Termination Date.”

““Revolving Loan Termination Date” shall mean April 1, 2006.”

““Term Loan Termination Date” shall mean April 1, 2006.”

        2.2        Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

        “3.1      Term Loan Facility.

                     (a)        Principal and Repayment. On the Amendment Closing Date, the Lender will make a term loan in the principal amount of One Million Four Hundred Fifty-Eight Thousand Four Hundred Sixty-Nine and 92/100 Dollars ($1,458,469.92) (the “Term Loan”) for the purpose of refinancing the principal outstanding on the Term Loan as of the Amendment Closing Date. The Borrower shall repay the principal amount of the Term Loan by making quarterly principal payments of $300,000 each on the last day of each quarter, commencing on March 31, 2005. The entire principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable on the Term Loan Termination Date.

                     (b)        Interest Rate. Interest shall accrue on the outstanding principal balance of the Term Loan at an annual rate equal to (i) from the Amendment Closing Date thru June 30, 2005, the Base Rate plus three percent (3%); (ii) from July 1, 2005 thru September 30, 2005, the Base Rate plus three and one-half percent (3.5%); (iii) from October 1, 2005 thru December 31, 2005, the Base Rate plus four percent (4%); and (iv) from January 1, 2006 thru the Term Loan Termination Date, the Base Rate plus four and one-half percent (4.5%). Interest shall be payable on the first Business Day of each month and may be deducted from account number 2000049311761 which the Borrower maintains with the Lender. Notwithstanding the foregoing, subsequent to maturity or upon the occurrence of any Event of Default hereunder, interest shall accrue at an annual rate equal to the Base Rate plus five percent (5%) and shall be payable on demand.

                     (c)        Term Note. The obligations of the Borrower to repay the outstanding balance of the Term Loan shall be evidenced by a Second Amended and Restated Term Note issued in favor of the Lender in the amount of $1,458,469.92 (the “Term Note”).”

        2.3        Section 3.2(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Interest Rate. Interest shall accrue on the outstanding principal of each Revolving Loan (i) from the Closing Date thru June 30, 2005, at the Base Rate plus three percent (3%); (ii) from July 1, 2005 thru September 30, 2005, at the Base Rate plus three and one-half percent (3.5%); (iii) from October 1, 2005 thru December 31, 2005, at the Base Rate plus four percent (4%); and (iv) from January 1, 2006 thru the Revolving Loan Termination Date, at the Base Rate plus four and one-half percent (4.5%). Interest shall be payable on the first Business Day of each month. Notwithstanding the foregoing, subsequent to maturity or upon the occurrence of any Event of Default hereunder, interest shall accrue at an annual rate equal to the Base Rate plus five percent (5%) and shall be payable on demand.”

        2.4        Section 3.2(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d) Revolving Credit Facility Note. The obligations of the Borrower to repay the outstanding balance of the Revolving Note shall be evidenced by a Second Amended and Restated Revolving Credit Note issued in favor of the Lender in the maximum principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Revolving Credit Facility Note”) and executed by the Borrower contemporaneously with the execution of the Amendment. The obligations of the Borrower under the Existing Revolving Credit Note are intended to be restated, replaced and substituted by (but not paid, satisfied, cancelled or novated by) the obligations of the Borrower under the Revolving Credit Facility Note.”

        2.5        Section 3.7(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) The Borrower shall remit all of the proceeds from the sale, transfer or other disposition of the Borrower’s business line known as the “Burners & Components Business,” after deduction for costs of sale (the “Net B&CB Proceeds”), to the Lender. The Net B&CB Proceeds shall be applied by the Lender to permanently reduce the outstanding principal balance on the Term Loan.”

       2.6        Section 7.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

       “7.2       Financial Covenants. Maintain the following:

(a) Consolidated Tangible Capital Funds

(i) Maintain, as of March 31, 2005 and at all times thereafter, Consolidated Tangible Capital Funds of not less than Six Million Five Hundred Thousand Dollars ($6,500,000).

(ii) The minimum required level of Consolidated Tangible Capital Funds as stated in Section 7.2(a)(i) above shall be increased by (i) one hundred percent (100%) of any contributions to capital on or after January 1, 2005; and (ii) one hundred percent (100%) of any Subordinated Debt on or after January 1, 2005.

(b) Consolidated Total Liabilities and Contingent Liabilities to Consolidated Tangible Capital Funds

(i) Maintain, for the fiscal year ended December 31, 2004 and at all times thereafter, a ratio of (A) Consolidated Total Liabilities plus the Contingent Liabilities of Selas SAS and CFR which are guaranteed by the Borrower (the “Guaranteed Contingent Liabilities”), to (B) Consolidated Tangible Capital Funds, of not more than 3.0 to 1.0.

(ii) Immediately following the sale, transfer or other disposition of the Burners and Components Business, the maximum level permitted by Section 7.2(b)(i) above shall be adjusted to require the Borrower to maintain on a going forward basis, a ratio of (A) Consolidated Total Liabilities plus the Guaranteed Contingent Liabilities, to (B) Consolidated Tangible Capital Funds, of not more than 2.25 to 1.0.

(c) Consolidated Current Ratio — Maintain, as of the last day of each fiscal quarter, a Current Ratio on a consolidated basis for the Borrower and its Consolidated Subsidiaries, of not less than 1.0 to 1.0.

(d) Consolidated Fixed Charge Coverage Ratio — Maintain, as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Consolidated Subsidiaries, of not less than 1.0 to 1.0 for the Rolling Period.”

       2.7        A new Section 9.9 of the Loan Agreement is hereby added as follows:

“9.9 Defaults in Other Agreements with Lender. The occurrence of any default or Event of Default under any other agreements to which the Lender and any Loan Party are parties, or of any fact, condition or event which with the giving of notice or lapse of time, or both, would be a default or an Event of Default under any such agreements.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

             To induce the Lender to enter into this Amendment and the other Amendment Documents, each of the Loan Parties makes the following representations and warranties to the Lender, each and all of which shall survive the execution and delivery of this Amendment:

             3.1         All actions required to be taken by any Loan Party and its respective officers, directors and stockholders for the due authorization, execution, delivery and performance of this Amendment and the other Amendment Documents have been taken.

             3.2         Each person executing this Amendment and the other Amendment Documents on behalf of any Loan Party is an authorized officer of such Loan Party and is duly authorized by such Loan Party to execute the same.

             3.3         This Amendment and the other Amendment Documents are the legal, valid and binding obligations of the Loan Parties, enforceable against each of the Loan Parties in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

             3.4         The representations and warranties set forth in the Loan Documents are true and correct as of the date hereof (except those that expressly relate to an earlier period).

             3.5         The Loan Parties are in compliance in all material respects with all laws (including all applicable environmental laws), regulations, and requirements applicable to the business of the Loan Parties and have not received, and have no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation or other governmental requirement applicable to the business of the Loan Parties.

             3.6         The execution, delivery and performance of this Amendment and the other Amendment Documents do not and will not (i) conflict with, violate or result in a breach of any provision of any applicable law, rule, regulation or order, or (ii) conflict or result in a breach of any provision of any Loan Party’s articles of incorporation or formation documents (as applicable), by-laws or other operative document or of any contract or agreement to which it is a party or by which it or any of its properties are bound. No authorization, consent or approval or other action by, and no notice of or filing with, any governmental authority or regulatory bodies are required to be obtained or made by any Loan Party for the due execution, delivery and performance of this Amendment and the other Amendment Documents.

             3.7         After giving effect to the waivers provided for in Section 1.2 of this Amendment, no event has occurred and no condition exists which would, upon or after the execution and delivery of this Amendment and the other Amendment Documents or any Loan Party’s performance hereunder or thereunder, constitute a default or an Event of Default under the Loan Documents.

             3.8         All financial statements and other information previously provided to the Lender by any Loan Party are true and correct as of the date thereof, subject to such adjustments, amendments and changes as may have been provided in writing by the Loan Parties to the Lender from time to time.

ARTICLE 4
COVENANTS

             To induce the Lender to enter into this Amendment and the other Amendment Documents, each of the Loan Parties hereby covenants and agrees that, unless the Lender shall otherwise consent in writing, the Loan Parties shall comply with the following covenants, which covenants, unless expressly set forth to the contrary, supplement, and do not supersede, the covenants contained in the Loan Documents:

             4.1        Waiver Fee. The Borrower shall pay to the Lender a non-refundable waiver fee in the amount of Ten Thousand Dollars ($10,000) for the waiver of the Existing Defaults (the “Waiver Fee”), which shall be due and payable in full on the Amendment Closing Date. The Borrower hereby acknowledges and agrees that the Waiver Fee payable hereunder is fully earned on the date hereof, is non-refundable and constitutes a part of the Obligations, and is in addition to any other fees payable by the Borrower under the Loan Documents.

             4.2        Commitment Fee. The Borrower shall pay to the Lender a non-refundable Commitment Fee in the aggregate amount of Forty-Five Thousand Dollars ($45,000) which shall be due and payable as follows: (a) $25,000 on the Amendment Closing Date, (b) $5,000 on June 30, 2005, (c) $5,000 on September 30, 2005, (d) $5,000 on December 31, 2005, and (e) $5,000 on March 31, 2006; provided, however, that if at any time all of the Obligations (other than installments of the Commitment Fee that have not yet become due and payable according to the foregoing schedule) shall be paid in full, any such installments of the Commitment Fee that have not yet become due and payable in accordance with the foregoing schedule shall be cancelled and shall no longer be due and owing to Lender from Borrower and shall no longer be part of the Obligations under the Loan Agreement secured by the Collateral. The Borrower hereby acknowledges and agrees that each installment of the Commitment Fee payable hereunder (i) shall become non-refundable at the time it becomes payable hereunder; (ii) constitutes a part of the Obligations; and (iii) is in addition to any other fees payable by the Borrower under the Loan Documents.

             4.3        Appraisal of Real Estate. The Borrower shall deliver (or cause to be delivered) to the Lender the Appraisal of Real Estate. The Borrower shall take all steps reasonably necessary to assist the Lender and/or its agents in the timely completion of the Appraisal of Real Estate. The Borrower shall reimburse the Lender on demand for the costs incurred by the Lender for the Appraisal of Real Estate; and, to the extent not paid, the Obligations of the Borrower to the Lender shall be increased by and include all amounts necessary to reimburse the Lender for such costs.

             4.4        Appraisal of M&E. The Borrower shall deliver (or cause to be delivered) to the Lender the Appraisal of M&E. The Borrower shall take all steps reasonably necessary to assist the Lender and/or its agents in the timely completion of the Appraisal of M&E. The Borrower shall reimburse the Lender on demand for the costs incurred by the Lender for the Appraisal of M&E; and, to the extent not paid, the Obligations of the Borrower to the Lender shall be increased by and include all amounts necessary to reimburse the Lender for such costs.

             4.5        Title Insurance. On or before forty-five (45) days after the Amendment Closing Date, the Borrower shall deliver (or cause to be delivered) to the Lender a policy of title insurance for the Minnesota Property, or an endorsement to such existing policy of title insurance (in either case, the “Title Insurance”), which Title Insurance (i) insures the Minnesota Property in an amount that is no less than the fair market value of the Minnesota Property as stated in the Appraisal of Real Estate; (ii) has an effective date that is no earlier than the Amendment Closing Date, but, in any event, insures the first lien priority of the Mortgage, Security Agreement and Fixture Financing Statement dated as of June 30, 1999 by and between the Lender and RTI which secures the Minnesota Property, including the Fifth Amendment to Mortgage, Security Agreement and Fixture Financing Statement to be executed by RTI on the Amendment Closing Date; and (iii) is in form and substance acceptable to the Lender in its sole and absolute discretion.

ARTICLE 5
CONDITIONS PRECEDENT

             This Amendment shall be deemed effective only after the occurrence of the following events:

             5.1        Borrower Documents. The delivery to the Lender (or causing to be executed and delivered to the Lender) of the following documents:

                          (a)     this Amendment executed by the Loan Parties;

                          (b)     a Second Amended, Restated and Consolidated Term Note executed by the Borrower;

                          (c)     a Second Amended and Restated Revolving Credit Note executed by the Borrower;

                          (d)     a Fifth Amendment to Mortgage, Security Agreement and Fixture Financing Statement executed by RTI; and

                          (e)     such other documents as the Lender shall reasonably request.

             5.2        Payment of Bank Fees. Payment by the Borrower of (i) the Waiver Fee in full; and (ii) that portion of the Commitment Fee due and owing on the Amendment Closing Date.

             5.3        Payment of Legal Fees. The Obligations of the Borrower to the Lender shall be increased by and include all amounts necessary to reimburse the Lender for the reasonable fees and costs incurred by the Lender, including, without limitation, all reasonable fees and costs incurred by the Lender’s attorneys in connection with the preparation and execution of this Amendment and the other Amendment Documents. All of the aforesaid fees and costs shall be paid by the Borrower on the Amendment Closing Date.

             5.4        No Material Adverse Change. There shall not have occurred a material adverse change with respect to the Loan Parties, their assets and operations since December 31, 2004.

ARTICLE 6
MISCELLANEOUS

             6.1        Ratification and Confirmation. Except as amended and supplemented by the Amendment Documents, all of the terms and provisions of the Loan Documents shall remain in full force and effect and, except as expressly amended by the Amendment Documents, are hereby ratified and confirmed. The Loan Parties hereby ratify and confirm that the Loan Documents are valid and binding obligations and enforceable in accordance with their respective terms. All Obligations of the Loan Parties to the Lender presently or hereafter outstanding under the Loan Documents shall continue to be secured by the collateral which is the subject of the Security Agreements, IP Security Agreements, Pledge Agreement and the RTI Mortgage as set forth therein, and this Amendment does not constitute a novation of the Obligations.

             6.2        No Waiver. No failure or delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

             6.3        Headings. The headings and underscoring of articles, sections, clauses and words have been included herein for convenience only and shall not be considered in interpreting this Amendment.

             6.4        Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without reference to conflict of laws principles.

             6.5        Integration. The Loan Documents, this Amendment and the other Amendment Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

             6.6        Further Actions. The Loan Parties agree to take such further action to execute and deliver such additional agreements, instruments and documents as may reasonably be required by the Lender to carry out the purposes of this Amendment or any of the other Amendment Documents.

             6.7        Amendment and Waiver. No amendment of this Amendment, and no waiver, discharge or termination of any one or more of the provisions hereof, shall be effective unless set forth in writing and signed by all of the parties hereto.

             6.8        Successors and Assigns. This Amendment (i) shall be binding upon the Lender and the Loan Parties, and upon their respective nominees, successors, heirs and assigns, and (ii) shall inure to the benefit of the Lender and the Loan Parties, and to their respective nominees, successors and assigns, provided that no Loan Party may assign its rights hereunder or any interest herein without obtaining the prior written consent of the Lender, and any such assignment or attempted assignment which is given without the prior written consent of the Lender shall be void and of no effect with respect to the Lender.

             6.9        Severability of Provisions. Any provision of this Amendment that is held to be inoperative, unenforceable, void or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.

             6.10        No Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Amendment and the other Amendment Documents is intended to benefit any party other than the signatories hereto, nor shall any such provision be enforceable by any other party.

             6.11        Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. This Amendment shall be deemed to have been executed and delivered when the Lender has received counterparts hereof executed by all parties listed on the signature pages below.

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             IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

SELAS CORPORATION OF AMERICA

/s/ Mark S. Gorder	By: /s/ Robert F. Gallagher
Attest	Name: Robert F. Gallagher Title: CFO

RESISTANCE TECHNOLOGY, INC.

/s/ Mark S. Gorder	By: /s/ Robert F. Gallagher
Attest	Name: Robert F. Gallagher Title: CFO

RTI ELECTRONICS, INC.

/s/ Mark S. Gorder	By: /s/ Robert F. Gallagher
Attest	Name: Robert F. Gallagher Title: CFO

WACHOVIA BANK, NATIONAL ASSOCIATION, as successor in interest to First Union National Bank

________________	By: /s/ Kathleen M. Hedrich
Witness	Name: Kathleen Hedrich
Title: Loan Officer